Filing Fee Exhibit

Table 1: Transaction Valuation

	Transaction Valuation[1]	Fee Rate	Amount of Filing Fee[2]

Fees to Be Paid	$ 46,818,497.88	0.0000927	$4,340.07

Fees Previously Paid	—		—

Total Transaction Valuation	$46,818,497.88

Total Fees Due for Filing			$4,340.07

Total Fees Previously Paid			—

Total Fee Offsets			—

Net Fee Due			$4,340.07

1	Estimated solely for purposes of calculating the amount of the filing fee. The calculation of the transaction valuation assumes that all stock options to purchase shares of the issuer’s Class A common stock and Class B common stock, as applicable, that may be eligible for exchange in the offer will be tendered pursuant to this offer. This calculation assumes stock options to purchase an aggregate of 4,583,180 shares of the issuer's Class A common stock and 11,180,624 shares of Class B common stock, having an aggregate value of $46,818,498 as of September 23, 2022, calculated based on the closing price of the issuer's Class A common stock as reported on the NYSE on September 23, 2022, which was $2.97 per share. This value does not include any value associated with any Grove Earnout Shares (as defined in the Schedule TO to which this exhibit is attached) associated with such stock options, as such Grove Earnout Shares have no value as of the date hereof. Grove Earnout Shares may not be tendered separately from the stock option awards with which they are associated. Following the Closing (as defined in the Schedule TO to which this exhibit is attached), certain holders of options exercisable for shares of Class B Common Stock elected to convert their options into options exercisable for the same number of shares of Class A Common Stock.

2	The amount of the filing fee, calculated in accordance with Rule 0-11(b) of the Securities Exchange Act of 1934, as amended, equals $92.70 per $1,000,000 of the aggregate amount of the Transaction Valuation (or 0.00927% of the aggregate Transaction Valuation). The Transaction Valuation set forth above was calculated for the sole purpose of determining the filing fee and should not be used for any other purpose.